Exhibit 99.1

Kraft Heinz Announces New Member of Board of Directors

New Independent Director, Debby Soo, is the CEO of OpenTable, Inc., and brings significant expertise in technology transformation, public company leadership, and global business management

Contacts:	Alex Abraham (media)	Anne-Marie Megela (investors)
	Alex.Abraham@kraftheinz.com	ir@kraftheinz.com

PITTSBURGH & CHICAGO – Oct. 28, 2024 – The Kraft Heinz Company (Nasdaq: KHC) (“Kraft Heinz” or the “Company”) announced today that Debby Soo, CEO of OpenTable, Inc., has been appointed to the Board of Directors (“Board”), effective October 24, 2024.

“We are thrilled to welcome Debby to our Board,” said Miguel Patricio, Chair of the Board of Kraft Heinz. “Debby brings extensive experience in technology development and global business strategy, having worked with some of the most impactful global technology organizations.”

Prior to her CEO role at OpenTable, Inc., where she has been for more than four years, Soo spent more than 10 years at KAYAK, the metasearch engine for travel services, where she most recently served as Chief Commercial Officer. Earlier in her career at KAYAK, she spent time as the SVP of Business Development; Vice President, Asia Pacific; and Senior Director of New Markets, among other roles. Before joining KAYAK, Soo held positions at Google and Citigroup Global Markets. Debby holds a B.A. and M.A. from Stanford University and an MBA from Massachusetts Institute of Technology.
“Debby will be a tremendous asset to the Board in its oversight of the Company’s long-term growth strategy,” said Carlos Abrams-Rivera, Chief Executive Officer and Board member at Kraft Heinz. “We’ve re-engineered Kraft Heinz with Agile@Scale as the foundation of our business. Debby’s experience with emerging technologies and organizational transformation will be incredibly valuable as we continue to modernize the Company.”

Soo has also served on the Board of Directors of EverCommerce Inc. since 2021.

“I am honored to join the Kraft Heinz Board to help drive innovation and sustainable growth across the enterprise,” she said. “My experience at OpenTable, working in close partnership with chefs and restaurateurs, gives me a unique perspective on technology in the food and beverage industry and the powerful role that food plays in bringing people together. Kraft Heinz has built an incredible legacy through its iconic brands and I look forward to being a part of its future."

To learn more about Kraft Heinz, visit www.kraftheinzcompany.com.

ABOUT THE KRAFT HEINZ COMPANY

We are driving transformation at The Kraft Heinz Company (Nasdaq: KHC), inspired by our Purpose, Let’s Make Life Delicious. Consumers are at the center of everything we do. With 2023 net sales of approximately $27 billion, we are committed to growing our iconic and emerging food and beverage brands on a global scale. We leverage our scale and agility to unleash the full power of Kraft Heinz across a portfolio of eight consumer-driven product platforms. As global citizens, we’re dedicated to making a sustainable, ethical impact while helping feed the world in healthy, responsible ways. Learn more about our journey by visiting www.kraftheinzcompany.com or following us on LinkedIn.